Exhibit 99.1

FOR IMMEDIATE RELEASE

J. Alexander’s Holdings, Inc. Announces Results

For First Quarter Of 2017

Same Store Sales and Net Income Advance

NASHVILLE, TN, May 2, 2017 – J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company), owner and operator of the J. Alexander’s Restaurants, Redlands Grill, Stoney River Steakhouse and Grill and Lyndhurst Grill collection of restaurants, today announced financial results for the first quarter ended April 2, 2017.

First Quarter 2017 Highlights Compared To The First Quarter Of 2016

●	Net sales increased 5.2% to $59,822,000 in the most recent quarter from $56,879,000 in the first quarter of 2016. Factors which affected sales during the comparable quarters included the following:
-	On February 27, 2017, the Company opened a new Stoney River Steakhouse and Grill in Chapel Hill, NC. The first quarter of 2017 reflects results of operations for the five weeks this restaurant was open during the quarter. The first quarter of 2017 also included a full quarter of operations from the Stoney River Steakhouse and Grill in Germantown, TN that was opened on January 25, 2016.
-	On December 12, 2016, the Company opened a J. Alexander’s Restaurant in Raleigh, NC. The first quarter of 2017 included a full quarter of operations for this restaurant.
-	On March 13, 2017, the Company opened a J. Alexander’s Restaurant in Lexington, KY. The first quarter of 2017 included results of operations for the three weeks this restaurant was open during the recent quarter.
-	On January 28, 2017, the Company closed its J. Alexander’s Restaurant in Houston, TX. The first quarter of 2017 reflects results of operations for only the 27 days this restaurant was open during the quarter.
●	For the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant(1) were $119,800, up 3.5% from $115,700 in the first quarter of 2016. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales increased 0.4% to $75,400 from $75,100 recorded in the comparable quarter a year ago.

●	Income from continuing operations before income taxes amounted to $3,641,000 during the first quarter of 2017 compared to $2,999,000 in the first quarter of 2016.
●	Net income for the first quarter of 2017 reached $2,684,000, up 17.2% from $2,290,000 posted in the first quarter of 2016. Results for the first quarter of 2017 reflect the favorable impact of the valuation of the profits interest grant issued in October 2015 to Black Knight Advisory Services, LLC (“Black Knight”) which resulted in a benefit to income from continuing operations before taxes of $39,000 during the first quarter of 2017 compared to an expense of $594,000 during the first quarter of 2016.
●	Adjusted EBITDA(2) was $7,601,000 in the first quarter of 2017, an increase of 13.0% from $6,728,000 for the first quarter of 2016.
●	Basic and diluted earnings per share totaled $0.18 for the first quarter of 2017 and $0.15 for the first quarter of 2016.
●	Restaurant Operating Profit margin(3) was 15.9% for the first quarter of 2017 as compared to 15.2% in the first quarter of 2016.
●	Cost of sales as a percentage of net sales in the first quarter of 2017 amounted to 30.8% as compared to 31.8% in the first quarter of the same quarter in 2016.

(1) Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than eighteen months. Revenue associated with reduction in liabilities for gift cards which are considered to be only remotely likely to be redeemed (based on historical redemption rates) is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales is computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).

(2) Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net income. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3) “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to net income. Management uses Restaurant Operating Profit and Restaurant Operating Profit Margin to measure operating performance at the restaurant level.

Chief Executive Officer’s Review/First Quarter

“We entered 2017 with positive sales growth and continued our momentum through the quarter, turning in a solid performance in all of our restaurant collections,” said Lonnie J. Stout II, President and Chief Executive Officer of J. Alexander’s Holdings, Inc. “Guest counts were up in our J. Alexander’s/Grills restaurants and in our Stoney River Steakhouse and Grill restaurants, along with our average weekly same store sales. Favorable beef pricing was a benefit throughout the quarter and was a positive factor contributing to our overall results. Beef prices, while continuing to be a benefit, have tightened up somewhat in recent weeks partly due to fires during March in Midwestern cattle states.”

“As mentioned,” Stout continued, “we opened one new J. Alexander’s Restaurant and one new Stoney River Steakhouse and Grill in the first quarter of 2017, and have been pleased with sales results in the early weeks of their operation.” Stout pointed out that pre-opening expense in the first quarter, reflecting the opening of these restaurants, was up $538,000 to $876,000 from $338,000 in the comparable quarter of 2016.

The Company’s consolidated operating income for the first quarter of 2017 totaled $3,794,000 as compared to $3,172,000 achieved in the corresponding quarter a year ago. The effective tax rate in the first quarter of 2017 was 23.9% as compared to 20.8% for the first quarter of 2016.

For the quarter ended April 2, 2017, the Company’s restaurant labor and related costs as a percent of net sales were 30.0% as compared to 29.8% in the first quarter a year earlier. Other restaurant operating expenses were 19.3% of net sales in the first quarter of 2017 as compared to 19.4% of net sales in the first quarter of 2016.

The average weekly guest counts within the same store base for the Company’s J. Alexander’s/Grills collection rose 1.5% for the first quarter of 2017 compared to the corresponding quarter of 2016. Guest counts within the same store base at the Company’s Stoney River Steakhouse and Grill restaurants were up 1.5% for the first quarter of 2017 compared to the first quarter of 2016. With respect to average guest checks, which include alcoholic beverage sales, the average guest check within the J. Alexander’s/Grills same store base of restaurants during the first quarter of 2017 totaled $31.08, up 1.9% from $30.49 during the first quarter of 2016. The average guest check within the same store base of Stoney River Steakhouse and Grill restaurants totaled $45.72, a 1.3% decrease from $46.33 for the first quarter of 2016.

On a consolidated basis, average weekly guest counts within the Company’s J. Alexander’s/Grill and Stoney River Steakhouse Grill locations rose 1.5% and 2.3%, respectively, for the first quarter of 2017 compared to the first quarter of 2016. Average guest checks for the combined J. Alexander’s/Grills concepts rose 2.0% to $31.15 in the first quarter of 2017 compared to $30.54 during the same quarter of 2016 while the average guest check for the Stoney River Steakhouse and Grill restaurants decreased 3.0% to $43.60 in the first quarter of 2017 as compared to $44.96 in the first quarter of 2016. The effect of menu pricing for the quarter just ended was estimated to be a 2.1% increase for the J. Alexander’s/Grills restaurants and a 0.4%

decrease for the Stoney River Steakhouse and Grill restaurants compared to the same quarter a year earlier. Deflation in food costs for the first quarter of 2017 was estimated to total 2.9% for the J. Alexander’s/Grill restaurants, with beef costs declining by approximately 9.8% compared to the first quarter of 2016. For the Stoney River Steakhouse and Grill restaurants, deflation for the first quarter of 2017 was an estimated 3.8%, with beef costs declining by approximately 7.6%.

During the first quarter of 2017, the Company incurred consulting fees of $265,000 from its management agreement with Black Knight as compared to $160,000 during the first quarter of 2016. Stout also noted that the Company’s Black Knight profits interest valuation came in significantly under the valuation from the fourth quarter of 2016. The revised valuation decreased the profits interest compensation expense for the first quarter of 2017 by 106.6%, or $633,000, from an expense of $594,000 in the same quarter of 2016, resulting in a benefit to the Company’s income from continuing operations before income taxes in the most recent quarter of $39,000.

Restaurant Development

In addition to the opening of a J. Alexander’s Restaurant in Lexington, KY and a Stoney River Steakhouse and Grill in Chapel Hill, NC in the first quarter, the Company has announced plans to build two new restaurants with openings currently projected for 2018. On April 10, the Company said leases had been signed to build a new J. Alexander’s Restaurant in King of Prussia, PA and a new Stoney River Steakhouse and Grill in Troy, MI. Construction on these two new restaurants is expected to begin in the third quarter.

Stock Repurchase Program

The Company’s Board of Directors has authorized a share repurchase program for up to 1.5 million shares of the Company’s outstanding common stock through October 29, 2018. The Company has funded and expects to fund any future share repurchases from cash on hand and operating cash flow. Repurchases have been and will continue to be made in accordance with applicable securities laws and may be made from time to time in the open market. The timing, prices and amount of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of stock. No shares were repurchased by the Company in the first quarter of 2017. Since inception of the stock repurchase program, 305,059 shares have been repurchased by the Company under the program at an average purchase price of $10.50 per share.

Outlook For 2017/Guidance

“While there remains a remote possibility that one of our new restaurants may still be able to open during the fourth quarter of 2017, the most likely case based upon what we’re being told by our architects and general contractors is that they will likely fall over into 2018, which will affect the timing of our capital expenditures related to these new restaurants as well as the timing associated with our pre-opening costs,” Stout observed. “The impact of the reduction of pre-opening costs that will be incurred in fiscal 2017, coupled with the most recent valuation associated with the Black Knight profits interest grant, are the two most significant items responsible for our updated guidance relative to both net income as well as basic earnings per share.”

Based upon current information, the Company is updating certain items of its previously released guidance for 2017 as disclosed in the Company’s release dated March 2, 2017, as follows:

	Prior Guidance	Updated Guidance Full-Year 2017

Capital Expenditures	$19MM - $22MM	$13MM - $16MM

Net Income	$6.4MM - $7.2MM	$8.4MM - $9.2MM

Basic EPS Range	$0.44 - $0.49	$0.57 - $0.63

The other elements of our prior guidance remain unchanged.

Conference Call

The Company will hold a conference call on Wednesday, May 3, at 10 a.m. Central time to discuss its financial results for the first quarter ended April 2, 2017. The conference call can be accessed live over the phone by dialing 1-877-407-0789 (Toll-Free) or 1-201-689-8562 (Toll/International). To access the call via the internet, go to the J. Alexander’s website at http://investor.jalexandersholdings.com or http://public.viavid.com/index.php?id=123843.

A replay of the conference call will be available shortly following the conclusion of the call at http://investor.jalexandersholdings.com and http://public.viavid.com/index.php?id=123843, as well as by dialing 1-844-512-2921 or 1-412-317-6671 and providing the access code 13634651. The replay will be accessible through May 10, 2017 via telephone and for 30 days on the internet.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of boutique restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance operating as J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and Lyndhurst Grill.

The Company has its headquarters in Nashville, TN.

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings, associated costs and the Company’s ability to operate new restaurants profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2017. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc. Mark A. Parkey Chief Financial Officer (615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited in thousands, except per share amounts)

	Quarter ended
	April 2	April 3
	2017	2016
Net sales	$59,822	$56,879
Costs and expenses:
Cost of sales	18,431	18,090
Restaurant labor and related costs	17,945	16,939
Depreciation and amortization of restaurant property and equipment	2,378	2,172
Other operating expenses	11,570	11,012

Total restaurant operating expenses	50,324	48,213
Transaction and integration expenses	-	47
General and administrative expenses	4,828	5,109
Pre-opening expense	876	338

Total operating expenses	56,028	53,707

Operating income	3,794	3,172
Other income (expense):
Interest expense	(174)	(182)
Other, net	21	9

Total other expense	(153)	(173)

Income from continuing operations before income taxes	3,641	2,999
Income tax expense	(844)	(603)
Loss from discontinued operations, net	(113)	(106)

Net income	$2,684	$2,290

Basic Earnings per share:
Income from continuing operations, net of tax	$0.19	$0.16
Loss from discontinued operations, net	(0.01)	(0.01)

Basic earnings per share	$0.18	$0.15

Diluted Earnings per share:
Income from continuing operations, net of tax	$0.19	$0.16
Loss from discontinued operations, net	(0.01)	(0.01)

Diluted earnings per share	$0.18	$0.15

Weighted average common shares outstanding:
Basic	14,695	14,998
Diluted	14,695	15,019

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income Data as a Percentage of Net Sales and

Other Financial and Performance Data (Unaudited)

	Quarter ended
	April 2	April 3
	2017	2016
Net sales	100.0%	100.0%
Costs and expenses:
Cost of sales	30.8	31.8
Restaurant labor and related costs	30.0	29.8
Depreciation and amortization of restaurant property and equipment	4.0	3.8
Other operating expenses	19.3	19.4

Total restaurant operating expenses	84.1	84.8
Transaction and integration expenses	-	0.1
General and administrative expenses	8.1	9.0
Pre-opening expense	1.5	0.6

Total operating expenses	93.7	94.4

Operating income	6.3	5.6

Other income (expense):
Interest expense	(0.3)	(0.3)
Other, net	0.0	0.0

Total other expense	(0.3)	(0.3)

Income from continuing operations before income taxes	6.1	5.3
Income tax expense	(1.4)	(1.1)
Loss from discontinued operations, net	(0.2)	(0.2)

Net income	4.5%	4.0%

Note: Certain percentage totals do not sum due to rounding.

Other Financial and Performance Data:

Adjusted EBITDA(1)	$7,601	$6,728
As a % of net sales	12.7%	11.8%

Average weekly sales per restaurant:

J. Alexander’s Restaurant/ Grills	$118,200	$114,300
Percent change	3.4%

Stoney River Steakhouse and Grill	$77,900	$78,300
Percent change	-0.5%

Average weekly same store sales per restaurant:

J. Alexander’s Restaurant/ Grills	$119,800	$115,700
Percent change	3.5%

Stoney River Steakhouse and Grill	$75,400	$75,100
Percent change	0.4%

(1)	See definitions and reconciliation attached.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	April 2	January 1
	2017	2017
Assets
Current assets:
Cash and cash equivalents	$9,601	$6,632
Other current assets	5,635	7,741

Total current assets	15,236	14,373

Other assets	5,928	6,012
Property and equipment, net	102,262	101,470
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,155	25,155
Deferred Charges, net	208	291

	$164,526	$163,038

Liabilities and Stockholders’ Equity

Current liabilities	$26,928	$27,704
Long term debt, net of portion classified as current and unamortized deferred loan costs	14,466	15,418
Deferred compensation obligations	6,085	6,010
Deferred income taxes	3,843	4,031
Other long-term liabilities	5,922	5,555
Stockholders’ equity	107,282	104,320

	$164,526	$163,038

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Quarter ended
	April 2	April 3
	2017	2016
Cash flows from operating activities:
Net income	$2,684	$2,290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	2,449	2,238
Equity-based compensation expense	278	824
Other, net	(54)	(508)
Changes in assets and liabilities, net	2,411	(3,917)

Net cash provided by operating activities	7,768	927

Cash flows from investing activities:
Purchase of property and equipment	(4,445)	(2,902)
Other investing activities	65	(143)

Net cash used in investing activities	(4,380)	(3,045)

Cash flows from financing activities:
Payments on long-term debt and obligations under capital leases	(417)	(417)
Other financing activities	(2)	(286)

Net cash used in financing activities	(419)	(703)

Increase (decrease) in cash and cash equivalents	2,969	(2,821)
Cash and cash equivalents at beginning of period	6,632	13,424

Cash and cash equivalents at end of period	$9,601	$10,603

Supplemental disclosures:
Property and equipment obligations accrued at beginning of period	$2,587	$1,845
Property and equipment obligations accrued at end of period	1,420	574
Cash paid for interest	193	168
Cash paid for income taxes	189	1,145

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended
	April 2	April 3
	2017	2016
Net income	$2,684	$2,290

Income tax expense	844	603
Interest expense	174	182
Depreciation and amortization	2,462	2,255

EBITDA	6,164	5,330

Transaction and integration expenses	-	47
Loss on disposal of fixed assets	34	44
Asset impairment charges and restaurant closing costs	106	1
Non-cash compensation	308	862
Loss from discontinued operations, net	113	106
Pre-opening expense	876	338

Adjusted EBITDA	$7,601	$6,728

Note: For purposes of computing Adjusted EBITDA, the ($39) and $594 for the quarters ended April 2, 2017 and April 3, 2016, respectively, in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC (“BKAS”) on October 6, 2015 has been included in “Non-cash compensation” above. Additional expenses associated with the Company’s management agreement with BKAS totaling $265 and $160 for the quarters ended April 2, 2017 and April 3, 2016, respectively, are included in general and administrative expenses and have not been included in the reconciliation set forth above.

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended
	April 2		April 3
	2017		2016
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Operating income	$3,794	6.3%	$3,172	5.6%

General and administrative expenses	4,828	8.1%	5,109	9.0%
Transaction and integration expenses	-	0.0%	47	0.1%
Pre-opening expense	876	1.5%	338	0.6%

Restaurant Operating Profit	$9,498	15.9%	$8,666	15.2%